Exhibit 10.1
June 6, 2007
Personal and Confidential
Mr. Philip Rydzewski
1331 N. Lynnbrook Dr.
Arlington, VA 22201
Dear Phil:
          This letter will summarize the terms of recent conversations regarding the terms of you employment with HealthMarkets (“HealthMarkets”).

Title:	Your position will be that of Senior Vice President, Chief Accounting Officer. In this capacity, you will be reporting directly to Michael Boxer, Executive Vice President and Chief Financial Officer.

Start Date:	Your start date (the “Effective Date”) with the Company shall be on or before July 15, 2007.

Compensation:	Upon the Effective Date, your annual base salary will be $280,000 payable bi-weekly. The Company shall review your base salary annually commencing in January 2008.

Sign on Bonus:	You shall be eligible for a one time sign on bonus of $20,000 upon your Effective Date with the Company. You will be responsible for all applicable federal, state withholding, FICA and Medicare taxes and other applicable withholding.

Cash Bonus:	You shall be eligible for an annual cash bonus up to 40% of your annual salary, to be measured by performance of goals established by the Executive Vice President and Chief Financial Officer. With respect to 2007, your bonus amount shall be paid on a pro-rata basis based on the number of calendar days employed from the Effective Date divided by 365.

Stock Options:	Upon the Board of Directors approval, following the Effective date, you will be granted a non-qualified option to purchase an aggregate of 12,500 shares of the Company’s Class A-1 Common Stock, pursuant and subject to the terms of the HealthMarkets 2006 Management Option Plan.

Severance:	In the event your employment with the Company (or a successor company) is terminated by the Company (or such successor company) without “Cause” (as such term is hereinafter defined), or if you terminate your employment with the Company (or such successor company) for “Good Reason) as such term is hereinafter defined), you will be entitled to receive a severance payment in an amount equal to (a) 100% of your annual base salary in effect on the termination date plus (b) a portion of your target bonus for the year of termination in an
HealthMarkets, Inc. • 9151 Boulevard 26 • North Richland Hills, TX 76180 • P 817-255-5200 • www.HealthMarkets.com

Mr, Phil Rydzewski

June 4, 2007
amount equal to 100% of our target bonus amount shall be paid on a pro-rata basis based on the number of calendar days employed during the calendar year divided by 365, which severance shall be payable in equal monthly installments on the last day of each month, beginning on the last day of the month in which termination of employment occurs and ending on the first anniversary of such date and (c) continuation of your medical, prescription drugs, dental and life insurance coverage during the severance period. The Company’s obligation to pay severance hereunder is expressly subject to your execution of a release in a form reasonably acceptable to the Company on the termination date that would include but not be limited to a release of all claims against the Company, confidentiality, non-disparagement, and non-solicitation acknowledgements.
For purposes of this paragraph, a termination shall be for “Cause” if
•	You shall commit an act of gross negligence, willful misconduct, fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its affiliates or subsidiaries, or shall be convicted by a court of competent jurisdiction of, or shall plead guilty or nolo contendere to, any felony or any crime involving moral turpitude or any crime which reasonably could affect the reputation of the Company or your ability to perform the duties required hereunder; or

•	You shall commit a breach of any of the covenants, terms or provisions of the Company’s employment policies which are generally in effect; or

•	You shall commit a material breach of any of the other provisions of the Agreement, which breach has not been remedied within 30 days of the delivery to you by the Board of Directors of written notice of the facts constituting the breach, and which breach if not cured would have a material adverse effect on the Company; or

•	You shall habitually neglect your obligations under this Agreement or your duties as an employee of the Company.
For purposes of this Agreement, a termination shall be for “good Reason” if you terminate your employment within 90 days following the occurrence, without your consent, of any of the following events:
•	A material and prolonged diminution in your authority or responsibilities; or

•	A decrease in your base salary or a reduction in your participation in the Company’s benefit plans and policies to a level materially less favorable to you unless such reduction applies to all senior level executives; or

•	Any other breach by the Company of a material provision of this Agreement.

Mr, Phil Rydzewski

June 4, 2007

Relocation:	Relocation benefits from your current home in Arlington, Virginia, to your new residence in the Dallas metro area will be provided as outlined in the attached HealthMarkets Executive Relocation Policy. All reimbursed relocation expenses subject to taxation will be “grossed up”

Benefits:	You will be eligible for all employee benefits as outlined in the attached HealthMarkets 2007 Benefits Overview. You will also be eligible for three weeks of vacation per year and you will also be reimbursed for your current COBRA expense during our benefit waiting period.

Tax
Withholding:	All payments to be made hereunder shall be subject to applicable federal and state tax withholding, FICA and Medicare taxes and other applicable withholding.

Background
Investigation:	This offer is contingent upon completion of an acceptable background investigation to include reference checks, verification of education and a pre-employment drug screening.

At-Will
Employment:	You understand that HealthMarkets is an “at-will” employer in accordance with Texas state law, and as such, this letter does not constitute a contract of employment and does not guarantee your employment with the Company for a fixed term or definite period. Your employment may be terminated at the will of either party, with or without cause, and without prior notice.

Attachments:	The following attachments are included for your review:
1.	HealthMarkets 2007 Benefits Overview

2.	Executive Relocation Policy
Kindly acknowledge your agreement to the foregoing by signing and returning to the undersigned the enclosed copy of this letter.
Sincerely,
Michael Boxer
Executive Vice President
Chief Financial Officer
Acknowledged and agreed to
this ___ day of June, 2007

Philip Rydzewski